EXHIBIT 99.1

NEWS RELEASE for March 8, 2006 at 7:30 AM EST

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON SHIPS TWO MILLIONTH CLIMATE CONTROL SEAT™ (CCS™) SYSTEM

Only Actively Heated and Cooled Seat System Available in Global Automotive Market;

Currently Featured in 20 Vehicles by Five Leading Automotive Manufacturers

DEARBORN, MI (March 8, 2006) . . . Amerigon Incorporated (Nasdaq:ARGN), a leader in developing products based on advanced thermoelectric (TE) technologies for a wide range of global markets and applications, today announced that it recently shipped its two millionth Climate Control Seat™ (CCS™) system, representing a significant milestone for the Company. Amerigon began commercial shipments of its proprietary CCS system in late 1999. The CCS system, Amerigon’s current principal product, is a thermoelectric-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats for comfort in any climate condition. CCS is the only system of its type on the market today and uses no CFCs or other environmentally sensitive coolants.

The CCS system, which is integrated into a vehicle seat and operates through a self-contained and solid-state electronic cooling and heating system, was first introduced to consumers in January 2000 as an option for the 2000 model year Lincoln Navigator Sport Utility Vehicle (SUV). Since that time, the increasingly popular seat system has become an important value creator and product differentiator for automotive manufacturers that allows them to separate their vehicles from competitors by offering an accessory that has immediate and proven appeal to consumers. What started as an option for high-end, luxury vehicles, is now moving into higher volume, mid-range vehicles, and is currently available in 20 vehicles made by five of the world’s leading automotive manufacturers including Ford, General Motors, Toyota, Nissan and Hyundai.

“Our innovative CCS system has been well received not only by the automotive manufacturers, but just as important, is attractive to and in demand by the end consumer,” said President and CEO Daniel R. Coker. “The growth in CCS sales since its introduction has given the Company a solid base of revenue that has helped Amerigon achieve, maintain and grow its profitability.”

The Company expects to announce the adoption of CCS in a number of additional vehicle lines from existing and new customers in North America, Asia and Europe over the next several quarters, which should significantly increase its revenue and profitability in 2006 and beyond.

“The strong market interest and demand for CCS has allowed us to be successful in establishing and growing our relationships with our current U.S. and Asian customers and to begin to penetrate the European market,” added Coker. “We anticipate demand for heated and cooled seats will continue to grow and are very optimistic about the future of our technology, not only in the global automotive marketplace, but for potential use in a wide variety of non-automotive industries as well.”

CCS is a prime example of how Amerigon’s TE technology can be adapted into innovative and environmentally friendly products for the global marketplace. In the coming months and years, Amerigon, along with its global partners, expects to demonstrate a much wider array of applications for TE technology for both automotive and non-automotive uses. These would include commercial, residential and mobile air conditioning systems; the generation of electrical power from waste heat; uses in the military and government; as well as applications in the medical device and semiconductor industries.

About Amerigon

Amerigon (Nasdaq: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat™ (CCS™) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Los Angeles, Detroit, Japan, Germany and England.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including but not limited to its Form 10-Q for the period ending September 30, 2005 and its Form 10-K for the year ended December 31, 2004.

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